Exhibit 10.1

DigiPath Corp

CONSULTING, CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Consulting, Confidentiality and Proprietary Rights Agreement ("Agreement") is entered into as of the 19th day of April 2014 (the “Effective Date”) by and between DigiPath Corp., a Kansas corporation (the “Company”), Steven D. Barbee, an individual (“Consultant”).

WHEREAS, the Company desires to engage Consultant to provide certain services as set forth on Schedule A attached hereto and as specified from time to time by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Consultant to perform those duties set forth in the Schedule A attached hereto and such other duties as may be requested from time to time by the Company. Consultant hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement.

2. Compensation. For the services rendered by Consultant under this Agreement, the Company shall pay to Consultant the compensation specified in the Schedule A, subject to the terms and conditions set forth in this Agreement.

3. Term and Survivability. The term of this Agreement shall be for a period of five years from the Effective Date and may be terminated during that time with 30 days’ notice by either party. In addition, this Agreement may be terminated if Company materially fails to perform or comply with this Agreement or any material provision hereof. Termination shall be effective five (5) days after notice of such material failure to perform or comply with this Agreement or any material provision hereof to the defaulting party if the defaults have not been cured within such five (5) day period. Upon termination of this Agreement the following sections of this Agreement shall survive such termination: Sections 3, 5, 6, 7, 8, 10, 12, 13, and Schedule A Sections 4.2, 4.3 and 4.4. The rights in Schedule A Sections 4.2, 4.3 and 4.4 shall survive indefinitely unless otherwise agreed to by the Consultants.

4. Costs and Expenses of Consultant’s Performance. Except as set forth on the Schedule A, all costs and expenses of Consultant’s performance hereunder shall be borne by the Consultant.

5. Taxes. As an independent contractor, Consultant acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Consultant pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Consultant hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Consultant, and any such withholding shall be for Consultant's account and shall not be reimbursed by the Company to Consultant. Consultant expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

6. Confidentiality. Consultant agrees that Consultant will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, or copy, reproduce or use, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired by the Consultant during the period of the Consultant's engagement by the Company. For purposes of this Agreement, "Confidential Information" shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates or of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, whether or not such information, knowledge, Trade Secret or data was conceived, originated, discovered or developed by Consultant hereunder. For purposes of this Agreement, "Trade Secrets" shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company's business or in the business of any of its affiliates. Any information of the Company or any of its affiliates which is not readily available to the public shall be considered to be a Trade Secret unless the Company advises Consultant in writing otherwise. Consultant acknowledges that all of the Confidential Information is proprietary to the Company and is a special, valuable and unique asset of the business of the Company, and that Consultant's past, present and future engagement by the Company has created, creates and will continue to create a relationship of confidence and trust between the Consultant and the Company with respect to the Confidential Information. Furthermore, Consultant shall immediately notify the Company of any information which comes to its attention which might indicate that there has been a loss of confidentiality with respect to the Confidential Information. In such event, Consultant shall take all reasonable steps within its power to limit the scope of such loss.

7. Return of the Company’s Proprietary Materials. Consultant agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Consultant may then possess or have under its control. Concurrently with the return of such proprietary materials to the Company, Consultant agrees to deliver to the Company such further agreements and assurances to ensure the confidentiality of proprietary materials. Consultant further agrees that upon termination of this Agreement, Consultant's, employees, consultants, agents or independent contractors shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

8. Assignment of Proprietary Rights. Other than the Proprietary Rights listed on the Schedule B attached hereto, if any, Consultant hereby assigns and transfers to the Company all right, title and interest that Consultant may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Consultant, whether solely or jointly with others, during the period of Consultant's engagement by the Company which relate in any manner to the actual or anticipated business or research and development of the Company, or result from or are suggested by any task assigned to Consultant or by any of the work Consultant has performed or may perform for the Company.

Consultant acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Consultant develops or prepares for the Company during the period of Consultant's engagement by the Company and that such work by Consultant shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. Other than the Proprietary Rights listed on the Schedule B attached hereto, Consultant represents and covenants to the Company that there are no Proprietary Rights relating to the Company's business which were made by Consultant prior to Consultant's engagement by the Company. Consultant agrees promptly to disclose in writing to the Company all Proprietary Rights in order to permit the Company to claim rights to which it may be entitled under this Agreement. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 8, Consultant will assist the Company in any reasonable manner to obtain for the Company's benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Consultant will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement. Consultant will further assist the Company in every way to enforce any patents, copyrights and other Proprietary Rights of the Company.

9. Trade Secrets of Others. Consultant represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Consultant in confidence or in trust prior to its engagement by the Company, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Consultant agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

10. Other Obligations. Consultant acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work hereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company hereunder.

11. Independent Contractor. Consultant shall not be deemed to be an employee or agent of the Company for any purpose whatsoever. Consultant shall have the sole and exclusive control over its employees, consultants or independent contractors who provide services to the Company, and over the labor and employee relations policies and policies relating to wages, hours, working conditions or other conditions of its employees, consultants or independent contractors.

12. Non-Solicit. Consultant will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual's relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

13. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Consultant, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

14. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Kansas. In the event a judicial proceeding is necessary, the sole forum for resolving disputes arising under or relating to this Agreement are the Municipal and Superior Courts for Sedgwick County, Kansas or the Federal District Court in Sedgwick County, Kansas and all related appellate courts, and the parties hereby consent to the jurisdiction of such courts, and that venue shall be in Sedgwick County, Kansas.

15. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Schedules A and B referred to in this Agreement is incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

16. Attorneys Fees. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding. To the extent the Consultant is the prevailing party, the Company shall pay the Consultant at a rate of $300 per hour for any time spent related to such action or proceeding. If the Company institutes any action or proceeding, prior to submitting such action or proceeding the Company shall place in an attorney’s escrow account of the Consultants choosing $100,000.

17. Assignment. This Agreement and the rights, duties and obligations hereunder may be assigned or delegated by Consultant.

18. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

19. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

20. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice). Additionally, an email shall be sent with a copy of all written notices.

(i) If to the Company:

DigiPath Corp

(ii) If to the Consultant:

Steven Barbee

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date mailed, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting, Confidentiality, and Proprietary Rights Agreement as of the Effective Date written above.

CONSULTANT

By:___/s/ Steven D. Barbee__________________

Name; Steven D. Barbee

DigiPath Corp

By:___/s/ Steven D. Barbee____________

Name: Steven D. Barbee
Title: President and Chairman

Accepted and Acknowledged by:

DigiPath, Inc.

By:___/s/ Todd Denkin________________________

Name: Todd Denkin

Title: President

Schedule A

TITLE, DUTIES AND OPERATIONAL RESPONSIBILITIES:

1. Title and Operational Responsibilities

▪	Consultant will provide services of President
▪	Company shall have the right to introduce and represent Consultant to those outside of the Company as President
▪	Consultant shall report to the Board of Director(s)
▪	Consultant shall be responsible for worldwide sales

2. SCHEDULE AND COMITTMENT OF TIME:

Consultant is expected to devote as much time as needed to assist in selling DigiPath products, and fulfilling such scope of work as both parties agree in writing.

3. REPORTING SCHEDULE:

Consultant shall report regularly, and not less frequent than once per month, to the Company his actions on behalf of the Company. The Consultant shall keep a detailed list of all communications as required by the Company.

4. COMPENSATION AND PAYMENT TERMS:

4.1 Consultant shall be paid $10,000 per month in consulting fees and bonus based on achieving specific milestones plus fair and reasonable business expense reimbursement.

4.2 Consultant is hereby granted a five year Common Stock Purchase Warrant as set forth in Exhibit A (“Warrants”). The Warrant will entitle the Consultant to purchase 3,000,000 shares of common stock at an exercise price of $0.10. No equity or debt shall be issued in the Company or its subsidiaries without the expressed written consent of Consultant, which shall not be unreasonably withheld. To the extent the issuance could be dilutive the Consultant shall be made whole. The Warrants shall vest immediately and are considered to be earned in full. Warrants shall have a cashless provision.

4.3 In the event that there is ever a Change in Control, and at such time the Company’s value exceeds $1,600,000, as measured by the fair market value of the greater of the Company or its assets, Mr. Barbee shall be paid his Severance as set forth in Section 4.4 of Schedule A. Change in Control of the Company shall be deemed to have occurred if: (i) any “Person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any 12-month period (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the company to effect a transaction described in subclauses (i), (iii) or (iv) of this Section 4.3) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 66 2/3 % of the members of the Board then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) the Company’s stockholders approve a merger or consolidation of the Company with any other corporation, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

4.4	Termination Fee - In the event of termination without cause or the Consultant’s termination for Good Reason, the Company shall pay the Consultant a severance of $300,000.

4.4.1	For purposes of this Agreement, the Company shall have "Cause" to terminate the Consultant only upon the Consultant's:

(a)   conviction of a felony or willful gross misconduct that, in either case, results in material and demonstrable damage to the business of the Company; or

(b)   willful and continued failure to perform his duties hereunder (other than such failure resulting from the Consultant's incapacity due to physical or mental illness or after the issuance of a notice of termination by the Consultant for Good Reason) within ten business days after the Company delivers to his a written demand for performance that specifically identifies the actions to be performed.

(c)   For purposes of this Section, no act or failure to act by the Consultant shall be considered "willful" if such act is done by the Consultant in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to the Consultant 's good faith belief that such action would be materially harmful to the Company or one of its businesses. Cause shall not exist unless and until the Company has delivered to the Consultant a copy of a resolution duly adopted by a majority of the Board at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days') notice to the Consultant and an opportunity for the Consultant, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that "Cause" exists, and specifying the particulars thereof in detail. This Section 4.4.1(c) shall not prevent the Consultant from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that the Consultant has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

4.4.2	Good Reason. The Consultant may terminate his service for "Good Reason" after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting "Good Reason" within twenty business days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Consultant or his approval in his capacity as the Chairman of the Board:

(a)               the assignment to the Consultant of duties inconsistent with this Agreement or a change in his titles or authority;

(b)              any failure by the Company to comply with Section 4 hereof in any material way;

(c)            the requirement of the Consultant to relocate greater than 50 miles from his residence on the date of this Agreement; or

(d);     any material breach of this Agreement by the Company.

(e)   The Consultant's right to terminate hereunder for Good Reason shall not be limited by his incapacity due to physical or mental illness. The Consultant's continued service shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

4.5

To the extent the Consultant incurs any expenses as a result of this Agreement or has to comply with any legal, court, or administrative body requests such costs shall be subtracted from the Consultant’s compensation in the following month.

5 EXPENSES:

Company agrees to reimburse Consultant for other reasonably necessary travel expenses, and other expenses associated with working in a home office. However, should such expenses exceed $4,000 in any given calendar month; such expenses shall be pre-approved in advance by Company in order to qualify to reimbursement. An email authorization by an officer of Company shall be deemed a valid approval.

Schedule B

Propriety Rights
Exhibit A

COMMON STOCK PURCHASE WARRANT